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                                                                  Exhibit 10.2


                    AGREEMENT FOR SALE AND PURCHASE OF ASSETS

This Agreement (which term includes the Schedules referred to herein and attached hereto, which are an integral part hereof), is made and entered into this 22nd day of April, 1998, by and between Strategic Distribution, Inc., a Delaware corporation ("Strategic"); Strategic's wholly owned subsidiary American Technical Services Group, Inc., a Delaware corporation which has its principal place of business in Norcross, Georgia ("ATSG"); ATSG's wholly owned subsidiary, ATS Phoenix, Inc., a Delaware corporation which has its principal place of business in Norcross, Georgia and which does business as "American Technical Services, Inc." ("ATS"; ATSG and ATS are hereinafter referred to as "Sellers"); and SPEC/ATS, Inc. a Pennsylvania corporation which has its principal place of business in Pittsburgh, Pennsylvania ("Purchaser") and is a wholly owned subsidiary of SPEC Group Holdings, Inc. ("SPEC").

                                    RECITALS

A. ATS is in the business of providing process control and instrumentation services and technical staffing services, including third party maintenance, repair and calibration of industrial control systems (the "Business"); and

B. Sellers desire to sell, and Purchaser desires to purchase substantially all of the assets utilized by Sellers in the Business for the consideration, and upon the terms, provisions and conditions of this Agreement.

Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                   SECTION 1. AGREEMENT FOR PURCHASE AND SALE

Section 1.01. Subject to the terms of this Agreement, on May 19, 1998 or on such other date as Purchaser and Sellers shall mutually agree (the "Closing" and the "Closing Date"), Purchaser shall purchase, and Sellers shall sell to Purchaser, the Business and the Assets described in Section 2.01 below.

                          SECTION 2. TRANSFERRED ASSETS

Section 2.01. The assets purchased shall be comprised of all of the business, assets, properties and goodwill, tangible and intangible, except for those assets described in Schedule 2.03, used by Sellers in the Business, without regard to whether such assets are included on the Balance Sheet (as defined in Section 7.08 below) or not, all such assets being hereinafter referred to as the "Assets" and including without limitation all inventory, accounts receivable, cash (in an amount equal to the amount, if any, by which "costs and recognized profits in excess of billings" less "billings in excess


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of costs and recognized profits" is less than zero as of the Closing Date), furniture, fixtures, equipment, goodwill, intellectual property, contracts, customer lists, customer files, employee files, procedure manuals, training materials, accounting files and records, software, databases, computer files, trade names, trademarks, franchises, fictitious names, logos, slogans, patents and including, without limitation, those assets set forth on Schedule 2.01 (which schedule sets forth the name of the particular Seller of each such Asset and, in the case of personal property, the location thereof).

Section 2.02. Sellers shall transfer the Assets to Purchaser free and clear of all mortgages, security interests, charges, encumbrances, liens, infringements, assessments, covenants, claims, title defects, pledges, encroachments and burdens of every kind or nature whatsoever ("Encumbrances") except those Encumbrances described on Schedule 2.02 ("Permitted Encumbrances").

Section 2.03. The Assets do not include those certain assets set forth on
Schedule 2.03 (the "Excluded Assets") which shall remain the property of the Sellers.

Section 2.04. At Closing the Sellers shall amend their articles of incorporation to change their names to delete any use of the terms "American Technical Services Group", "American Technical Services", "ATS" or "ATSG". The rights to all such names shall be part of the Assets and shall be transferred to Purchaser hereunder.

                            SECTION 3. PURCHASE PRICE

Section 3.01. Purchase Price. The purchase price for the Assets shall be the Base Purchase Price, as defined in Section 3.02(1) below and adjusted as provided in Section 3.05 below, plus the Earn-Out Payment, if any, payable pursuant to Section 3.02(2), (the total of the Base Purchase Price, as adjusted, and the Earn-Out Payment being the "Purchase Price").

Section 3.02. Payment: Purchaser shall pay Sellers the Purchase Price as follows:

         1. Cash at Closing. A payment of $1,150,000 shall be made in cash at Closing (as adjusted, the "Base Purchase Price"), such amount to be subsequently adjusted as provided in Section 3.05 below.

         2. Earn-Out Payments. In addition to the Base Purchase Price, an Earn-Out Payment ("Earn-Out Payment"), if any, shall be determined based on Gross Profit of the Business for the twelve month period beginning June 1, 1998 and ending May 31, 1999 (the "Earn-Out Period") as follows: (i) if Gross Profit of the Post-Closing Business during the Earn-Out Period is less than $1,300,000, no Earn-Out Payment will be payable; (ii) if Gross Profit of the Post-Closing Business during the Earn-Out Period is greater than $1,300,000 and less than or equal to $1,750,000, the Earn-Out Payment will be an amount equal to 15% of the total Gross Profit; and (iii) if Gross Profit of the Post-Closing Business during the Earn-Out Period is greater than $1,750,000, the Earn-Out Payment will be an amount equal to 25% of the total Gross Profit; provided that the aggregate amount of the Earn-Out Payment shall not exceed $1,200,000. For purposes of this Agreement, "Gross Profit" shall mean the gross profit of the Post-Closing Business calculated in accordance with generally accepted


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accounting principles applied on a basis consistent with historic practices of
SPEC. For purposes of this Agreement, "Post-Closing Business" shall mean the Business acquired by the Purchaser hereunder plus any business generated by those current employees of Sellers who are employed by Purchaser. As soon as practicable and in any event within sixty (60) days following the end of the Earn-Out Period, Purchaser shall prepare and deliver to Sellers a statement (the "Earn-Out Statement") setting forth the Gross Profit of the Post-Closing Business for the Earn-Out Period, together with a calculation of the amount of any Earn-Out Payment payable by the Purchaser. Any Earn-Out Payment shall be payable by the Purchaser within 15 days of the day that Sellers notify Purchaser that they agree with the Earn-Out Statement. In the event of any dispute or failure to reach agreement with respect to the amount of the Earn-Out Payment, if any, the applicable Earn-Out Payment shall be determined by the Arbiter (as defined in Section 3.04).

         3. Guarantee of Earn-Out Payments. SPEC hereby guarantees payment of any Earn-Out Payment payable under Section 3.02(2) of this Agreement.

Section 3.03. Liabilities of Sellers. Purchaser shall assume only (i) those current liabilities of Sellers set forth on Schedule 3.03 and those current liabilities of the same character which arise in the ordinary course of the Business between February 28, 1998 and the Closing and (ii) those liabilities of ATS arising after the Closing Date under leases and contracts referenced on
Schedule 3.03 and under contracts entered into in the ordinary course of the Business between the time of execution of this Agreement and the Closing (collectively the "Assumed Liabilities"). Purchaser shall not assume or agree to pay any liability or obligation of the Sellers of any nature whatsoever that (i) is not expressly set forth on Schedule 3.03, (ii) is not a current liability which is of the same character as those set forth on Schedule 3.03 and which arises in the ordinary course of the Business between February 28, 1998 and the Closing, or (iii) is not a lease or contact assumed pursuant to Sections 5.01 or
5.02 or a contract entered into in the ordinary course of the Business between the time of execution of this Agreement and the Closing. Except as expressly provided in this Agreement, the Purchaser does not hereby and shall not assume, or in any way undertake to pay, perform, satisfy or discharge any other liabilities, obligations, agreements or commitments of the Sellers or relating to the operations of the Business, whether due or to become due, whether accrued, absolute, contingent, known or unknown, disclosed or undisclosed in this Agreement (including the Schedules hereto) or otherwise, existing on the Closing Date or arising out of any transactions entered into, or any state of facts existing prior to the Closing Date (collectively, the "Retained Liabilities"). The Sellers shall pay and satisfy when due all Retained Liabilities and shall indemnify, defend and hold the Purchaser harmless from and against any loss, liability, damage or expense (including reasonable attorneys' fees) arising out of any failure by the Sellers to pay, perform or discharge when due any Retained Liabilities. The Retained Liabilities shall include the following liabilities of Sellers:

         1. All accounts payable, accrued expenses and other current liabilities (except to the extent reflected on the Closing Date Balance Sheet);

         2. All federal, state, local or other taxes, levies, duties, fines and other governmental charges of any kind of the Sellers, including interest and penalties;

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         3. With respect to services provided to Sellers, any salary or other compensation, expense reimbursement, benefit, severance and termination obligations, whether imposed by contract, plan or law, owed Sellers' current or past employees, consultants, directors, shareholders or other affiliates, including obligations under employee benefit plans of Sellers (except to the extent set forth on Schedule 3.03);

         4. Workers' compensation claims filed by employees of the Sellers with respect to injuries that occurred prior to the Closing Date;

         5. All existing or future obligations of the Sellers to any governmental entity or private party (i) based upon any action, omission, or condition occurring or existing prior to the Closing Date to the extent that such action, omission, or condition constitutes a violation or alleged violation by or a liability or obligation of the Sellers or any subsidiary, affiliate or predecessor of the Sellers under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (and any applicable similar state laws governing the clean-up and remediation of hazardous substances, together "CERCLA"), the Resource Conservation and Recovery Act, as amended, the Toxic Substance Control Act, the Clean Water Act, the Clean Air Act, the Occupational Safety & Health Act or any other federal, state, or local laws or regulations relating to public health and safety or environmental protection or liability or pollution control and natural resource damages (including common law nuisance, property damage and similar common law theories) ("Environmental Laws") or (ii) arising from the release, investigation, study, clean-up or remediation of any hazardous substance (as defined by CERCLA) in connection with the disposal, treatment, or transport (or arrangement for disposal, treatment or transport) of such hazardous substance by the Sellers or any subsidiary, affiliate or predecessor of the Sellers, pursuant to CERCLA;

         6. All litigation or other claims against the Sellers, the Assets or the Business, pending or threatened, known or unknown, including without limitation all claims, counterclaims, actions, suits, proceedings or investigations by any private person or governmental authority, relating to or affecting the Business or the Assets and arising out of events or circumstances occurring or existing prior to the Closing Date;

         7. Any obligation of Sellers or any affiliated employer under Section 4201 of the Employee Retirement Income Security Act of 1974 ("ERISA") which arose at any time prior to the Closing Date or which may arise as a result of this Agreement. Specifically, without limiting the foregoing, Purchaser does not assume any liability under Section 4202 of ERISA; and

         8. Any liabilities or obligations of Strategic or NTS (as hereinafter defined) or of any of their affiliates other than ATS and ATSG.

Section 3.04. Closing Date Balance Sheet. Sellers shall, at Sellers' expense, cause the firm of KPMG Peat Marwick to prepare, in accordance with generally accepted accounting principles consistently applied, an audited statement of the Assets and the Liabilities as of the Closing Date (the "Closing Date Balance Sheet") which shall show the difference between the Assets and the

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Assumed Liabilities (the "Net Closing Book Value") as of the Closing Date. The
format of such Closing Date Balance Sheet is attached hereto as Schedule 3.04. The Closing Date Balance Sheet shall be prepared using the Sellers' best estimate of the aggregate amount of accounts receivable which will be actually collected by Purchaser within ninety (90) days after the Closing Date (the "Estimate of Collectable Receivables"). The Closing Date Balance Sheet, together with the work papers of such accountants, shall be delivered to Purchaser by Sellers within sixty (60) days of the Closing Date. Unless Purchaser shall deliver to Sellers a written statement of objections to the Closing Date Balance Sheet ("Statement of Objections") within forty-five (45) days after delivery thereof to Purchaser, the Closing Date Balance Sheet shall be deemed to be final and binding for all purposes of this Agreement. In the event that Purchaser shall deliver a written statement of objections to the Closing Date Balance Sheet as aforesaid, and such objections cannot be resolved by agreement between Sellers and Purchaser, the matters in dispute shall be submitted to the firm of Price Waterhouse (the "Arbiter"), who shall resolve the dispute on the basis of the Closing Date Balance Sheet and the objections and whose determinations shall be final and binding for all purposes of this Agreement. The fees and expenses of the Arbiter shall be paid by Purchaser, if the disputes are resolved in favor of the Sellers, or by the Sellers, if the disputes are resolved in favor of Purchaser, or, if such disputes are resolved partly in favor of Purchaser and partly in favor of the Sellers, in such amounts by Purchaser and Sellers as shall be determined by the Arbiter on a basis intended to reflect the relative success of Purchaser, on the one hand, and the Sellers, on the other, with respect to the resolution of all such disputes.

Section 3.05. Purchase Price Adjustments.

         1. To the extent that the Estimate of Collectable Receivables shall exceed the amount of receivables actually collected by Purchaser within ninety days following the Closing Date, Purchaser shall promptly notify Sellers of the amount of such shortfall, Sellers shall, within fifteen days of receipt of such notice, pay to Purchaser the amount of such shortfall, and Purchaser shall immediately upon receipt of payment reassign absolutely to Sellers all such uncollected receivables. To the extent that the amount of receivables actually collected by Purchaser within ninety days following the Closing Date shall exceed the Estimate of Collectable Receivables, Purchaser shall promptly pay to Sellers the amount of such excess.

         2. Without regard to any payment made (or to be made) pursuant to
Section 3.05(1) above, if the Net Closing Book Value, determined as provided in
Section 3.04, exceeds $604,403.00, the Purchase Price shall be increased on a dollar-for-dollar basis by the difference, and Purchaser shall pay such amount to Sellers within ten days of the date on which the Closing Date Balance Sheet shall become final. Without regard to any payment made (or to be made) pursuant to Section 3.05(1) above, if the Net Closing Book Value, determined as provided in Section 3.04, is less than $604,403.00, the Purchase Price shall be reduced on a dollar-for-dollar basis by the difference, and Sellers shall pay such amount to Purchaser within ten days of the date on which the Closing Date Balance Sheet shall become final. To the extent that any portion of the amount which would be payable pursuant to this Section 3.05(2) is not affected by the Statement of Objections, if any, such portion shall be paid promptly following delivery of the Statement of Objections.

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                        SECTION 4. GUARANTY OF STRATEGIC

Section 4.01. Strategic hereby guarantees payment and performance of all obligations of Sellers hereunder, including without limitation, obligations of Sellers under Section 3 and Section 9.

                         SECTION 5. LEASES AND CONTRACTS

Section 5.01. Leases. At Closing Sellers shall assign and Purchaser shall assume the liabilities arising after the Closing Date under the express terms of those real and personal property leases described on Schedule 5.01 (the "Leases"), which assignment shall transfer all rights of Sellers under the Leases. Sellers warrant that the Leases are in full force and effect, that no default by any party exists under any of the Leases and that no consent to any such assignment is necessary (or that Sellers will deliver any such consent to Purchaser at Closing). A true, correct and complete copy of each of the Leases has been provided to Purchaser prior to execution of this Agreement.

Section 5.02. Contracts. At Closing Sellers shall assign and Purchaser shall assume the liabilities arising after the Closing Date under the express terms of those contracts described on Schedule 5.02 (the "Contracts"). Sellers warrant that the Contracts are in full force and effect, that no default by any party exists, that there are no setoffs thereunder and that no consents to any such assignment are necessary except as described on Schedule 5.02A (and that, without limiting the obligation of Sellers to deliver the consents identified on
Schedule 7.10 prior to Closing, Sellers will make their reasonable best efforts to deliver, within a reasonable time after Closing, any such consents that are requested by Purchaser). Such assignment shall transfer all rights of Sellers under the Contracts. A true, correct and complete copy of each of the Contracts has been provided to Purchaser prior to execution of this Agreement.

                              SECTION 6. EMPLOYMENT

Section 6.01. Employees of Sellers. Purchaser shall offer employment to the employees of Seller listed on Schedule 6.01. Purchaser shall be responsible for any severance pay that might be payable to any of Sellers' employees pursuant to Purchaser's severance policies who accept such offer of employment (the "Transferred Employees"). Notwithstanding anything to the contrary contained herein, Purchaser shall have no liability of any nature whatsoever for severance obligations to employees of Seller who are not Transferred Employees.

              SECTION 7. REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, jointly and severally, represent and warrant to and for the benefit of the Purchaser and agree with Purchaser as follows:

Section 7.01. Organization. Sellers are corporations duly organized and validly existing and in good standing under the laws of the State of Delaware and are qualified to do business under the laws of

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and in such other jurisdictions as are set forth in Schedule 7.01, are entitled to own or lease the Assets, and have all requisite corporate power and authority to carry on their business as now conducted.

Section 7.02. Sellers' Authority. The execution and delivery of this Agreement by Sellers and the performance of the terms hereof, and the sale contemplated hereby:

         1. have been authorized by the shareholders and directors of Sellers;

         2. will not result in breach of any of the terms or conditions of, or constitute a default under, the Certificates of Incorporation or Bylaws of any of the Sellers; and

         3. will not violate any injunction, writ, decree, ruling, assessment or other similar command or ruling of, nor is any consent required of, any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, to which any Seller is a party or by which it is bound.

When duly executed and delivered by the officers of the Sellers, this Agreement, and all documents contemplated hereby to be executed by Sellers, will constitute the valid and binding agreements of Sellers, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity.

Section 7.03. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the officers and directors of Sellers, threatened against the Sellers or their property or business, or to limit or impair any of their powers, rights and privileges or to dissolve Sellers, except as disclosed in
Schedule 7.03. Sellers are not in default with respect to any judgment, order, writ or injunction, decree, assessment or other similar demand of any court or of any federal, state or municipal or other governmental department, commission, board, bureau, agency or instrumentality affecting them or any one of them or any of the Assets.

Section 7.04. Compliance with Laws. Except as set forth in Schedule 7.04:

         1. Sellers have complied in all material respects with all laws, regulations and orders applicable to Sellers, the Assets or the Business, including without limitation all environmental laws and regulations;

         2. Sellers do not need any governmental permits or licenses in connection with the transaction of their business as presently conducted;

         3. no notice or warning from any governmental authority with respect to any failure or alleged failure of any Seller to comply with any law, regulation or order has been issued or given and is currently in effect, nor is any such notice or warning proposed or threatened; and

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         4. the business of the Sellers is not currently being conducted pursuant to an exemption to or exception from any law, governmental regulation, permit or license that will not be available to Purchaser.

Section 7.05. Title to the Assets. Sellers have good and marketable title to all of the Assets, free and clear of any Encumbrances, except for Permitted Encumbrances. Sellers shall execute all documents and do all other things reasonably necessary or appropriate prior to Closing and, at Purchaser's request after Closing, to perfect title to the Assets in Purchaser.

Section 7.06. Payment of Taxes, Assessments, Etc. As of the Closing Date, Sellers will have paid and discharged all taxes, assessments, excises and levies for which they are obligated and which are then due and payable or which, if not paid, will not interfere with Purchaser's enjoyment of the Assets. Any and all such taxes, assessments, excises and levies that Purchaser is assuming or for which Purchaser might be liable shall be fully and accurately reflected in the Closing Date Balance Sheet and the Net Closing Book Value. Sellers shall pay any and all sales, transfer, or other tax incurred by either party as a result of the transactions contemplated under this Agreement.

Section 7.07. Insurance. Schedule 7.07 contains a true and complete list and description (including face amount of policy, name of insured, policy number, insurance company, broker, dates of coverage and premium) of all insurance policies and binders held by or on behalf of Sellers for the current year. To the best of Sellers' knowledge, Sellers have taken no action nor omitted to take any action which would make such policies and binders invalid and unenforceable in accordance with their terms, and all premiums on such policies and binders due as of the date hereof have been paid in full. True and correct copies of all such policies and binders, all of which, if Purchaser so requests, have been delivered to Purchaser, as well as a complete listing of all claims open. Such policies provide all such insurance as Sellers are contractually required to provide under customer contracts or pursuant to governmental licensing and regulatory provisions. The Assets of an insurable character are insured now and will be insured through the Closing Date against loss or damage by fire and other risks in accordance with such policies.

Section 7.08. Financial Statements.

         1. The books of account and related records of Sellers reflect in detail the assets, liabilities, revenues, expenses, cash flows, and other transactions of Sellers. The Sellers have delivered to the Purchaser unaudited financial statements of Sellers as at December 31, 1996, December 31, 1997, and for the fiscal years then ended and as at February 28, 1998 and for the two month period then ended. Each such financial statement presents fairly, as of the date thereof, the financial position of Sellers on a combined basis and of ATS individually and the results of operations and retained earnings and cash flows for the period covered thereby in conformity with generally accepted accounting principles consistently applied ("GAAP"). The unaudited balance sheet of the Sellers as at December 31, 1997 (the "Balance Sheet Date"), is referred to herein as the "Balance Sheet."

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         2. The Balance Sheet accurately reflects all liabilities, required to be disclosed in accordance with GAAP, of the Sellers at December 31, 1997. Since the Balance Sheet Date, except as set forth on Schedule 7.08(2), there has not been any: (a) material adverse change in the financial condition, assets, liabilities, net worth, earning power, business or prospects of Sellers; (b) damage or destruction to any of the properties of Sellers in excess of $1,000;
(c) strike or other labor trouble at Sellers; (d) creation of any Encumbrances on any of the properties of Sellers; (e) increases in the salaries or bonuses of any employee of Sellers; (f) capital expenditures or other asset acquisition or expenditure in excess of $5,000 in the aggregate; (g) change in any of Sellers' Employee Benefit Plans; (h) payment to or transaction with any Related Party;
(i) disposition of any asset outside the ordinary course of business; (j) payment, prepayment or discharge of any liability other than in the ordinary course of business; (k) adverse change or threat thereof of any relations or contracts with, or any loss of, the suppliers of Sellers; (l) write-offs or write-downs of any assets of Sellers in excess of $1,000 in the aggregate; (m) change in the board of directors or management of Sellers; (n) creation or termination of any material agreement, right or liability of Sellers not in the ordinary course of business; or (o) agreement or commitment to do any of the foregoing. Neither Sellers nor the Business has any debts, obligations or liabilities, absolute, fixed, contingent or otherwise, of any nature whatsoever, whether due or to become due (including unasserted claims), whether incurred directly or by any predecessor thereto, except: (a) those reflected or reserved against on the Closing Date Balance Sheet in the amounts shown thereon, or (b) those of the same nature as those set forth in the Closing Date Balance Sheet that have arisen in the ordinary course of business after the Balance Sheet Date.

Section 7.09. Tax Returns. Sellers have filed all tax returns and reports (federal, state and local) required to be filed by them and have paid, or will by the Closing Date pay, all taxes shown to be due on such returns and reports or on any assessments received by them, as well as all other taxes or deposits, federal, state and local, due by them, except local property taxes which are payable but which are not yet due, federal and state income taxes for the current fiscal year of Sellers and such other taxes which are the subject of timely and good faith contest by Sellers with the appropriate taxing authority. All accrued but unpaid taxes, and all contested taxes, are accurately reflected on the Balance Sheet and shall be accurately reflected on the Closing Date Balance Sheet.

Section 7.10. Contracts. The Contracts listed on Schedule 5.02 include all written contracts and written summaries of all oral contracts and any and all amendments thereto, by which ATS or any of the Assets are bound. Except as disclosed on Schedule 5.02, the Contracts are valid and in full force and effect and have not been modified or amended; no default by any party to a Contract exists; and no payment is more than 30 days past due under any Contract. The parties have agreed that consent to assignment will be obtained for only those Contracts specifically noted on Schedule 7.10, such consents shall be delivered to Purchaser at Closing. The Sellers have delivered true, correct and complete copies of the Contracts to Purchaser. Schedule 5.02 sets forth the backlog of the Business as of March 31, 1998, and the projected gross profit associated therewith.

Section 7.11. Prepayments By Customers. No customer of the Sellers has made any prepayment or deposit for services for any period commencing on or after the Closing Date except as disclosed

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on Schedule 7.11. No customer of Seller is entitled to any setoff, rebate, discount or credit except as disclosed on Schedule 7.11.

Section 7.12. Labor Relations.

         1. No Seller is party to any collective bargaining or similar agreement.

         2. Sellers are in compliance with all applicable laws respecting employment and wages and hours, and are not engaged in any unfair labor practice.

         3. There is no unfair labor practice charge or complaint against any of the Sellers relating to employees who worked for the business of any of the Sellers pending or, to the knowledge of Sellers, threatened before the National Labor Relations Board.

         4. There has not occurred, nor to the knowledge of Sellers has there been threatened, a labor strike, request for representation, slowdown, work stoppage or lockout and there is currently no labor strike, dispute, request for representation, slowdown, work stoppage or lockout against or affecting any of the Sellers.

         5. There is no representation claim or petition pending before the National Labor Relations Board and no question concerning representation is presently being raised or, to the knowledge of Sellers, is threatened respecting the employees of any of the Sellers.

         6. No grievance nor any arbitration proceeding arising out of or under any employment agreement, collective bargaining agreement, severance agreement or written personnel policy is pending and no such claims therefor exist or, to the knowledge of Sellers, are threatened.

         7. No charges with respect to or relating to any of the Sellers is pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices.

         8. None of the Sellers has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of or relating to any of the Sellers and no such investigation is in progress.

         9. Schedule 7.12A sets forth all of Sellers' employees, such employees' titles, current salaries or wages, and location of workplace.

Section 7.13. Benefits and ERISA Plans.

         1. Schedule 7.13 describes all payroll practices, compensation arrangements, employee benefit plans or arrangements for employees, officers, shareholders or directors to which any of Sellers is a party, copies of which have been delivered to Purchaser prior to the execution of this Agreement.

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As used herein, "Employee Benefit Plans" shall mean and include any retirement, profit sharing, money purchase pension, defined benefit, bonus, thrift savings, stock purchase, deferred compensation, health or medical insurance, dental insurance, incentive, group insurance, death benefit, fringe benefit, disability, split-dollar, medical reimbursement or similar type of plan, whether or not qualified or required to be qualified under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as disclosed on
Schedule 7.13, no unfunded liabilities, including unfunded past service liabilities, exist under any such plans and, to the extent that any plans maintained by any of Sellers are subject to the provisions of ERISA, or other Federal, state or local statutes, laws, ordinances, rules or regulations relating to employee benefit plans, Sellers are in full compliance with all applicable provisions thereof. Except as required by COBRA or as disclosed on
Schedule 7.13A, none of the Sellers has any obligation to a former employee or employees to continue to provide medical benefits.

         2. Neither Sellers nor any affiliate, as defined in ERISA, nor any employee benefit pension plan, including a multi-employer plan, as described in
Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), is in violation of any of the provisions of ERISA or any of the qualification requirements of Section 401(a) of the Internal Revenue Code, as amended (the "Code").

         3. No prohibited transaction or reportable event, both as defined or referred to in ERISA, has occurred with respect to any employee benefit plan or pension plan nor has any such plan been the subject of a waiver of the minimum funding standard under Section 412 of the Code.

         4. No notice of intent to terminate an employee benefit plan has been filed under Section 4041 of ERISA, nor has any such plan been terminated under
Section 4041(f) of ERISA.

         5. The Pension Benefit Guaranty Corporation ("PBGC") has not instituted proceedings to terminate, or appoint a trustee to administer, any employee benefit plan or pension plan of any of Sellers, and no event has occurred or condition exists which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan.

         6. Neither Sellers nor any affiliate will be liable for any amount pursuant to Sections 4062, 4063 or 4064 of ERISA for any terminated employee benefit plan.

         7. Neither Sellers nor any affiliate has incurred or expects to incur any withdrawal liability to any multi-employer plan.

         8. No Seller has engaged in any transaction in connection with which it could be subjected to either a potential civil penalty assessed pursuant to
Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code.

         9. No Seller or any affiliated employer has incurred any liability under, arising out of, or by operation of Title IV of ERISA, including, without limitation, any liability in connection with the withdrawal, partial withdrawal or mass withdrawal from any Multiemployer Plan or the termination or reorganization of any Multiemployer Plan. To the knowledge of Sellers, no fact or event exists which could give rise to any such liability under Title IV of ERISA. Neither ATS nor ATSG, nor any affiliated employer of ATS or ATSG, has ever contributed to, or has ever had an obligation to contribute to, any Multiemployer Plan with respect to, or on behalf of, an employee of ATS or ATSG.

         10. The accrued vacation and sick pay of employees of Sellers, in the aggregate, is equal to $24,000 as of December 31, 1997.

Section 7.14. Customer Relations. Except as set forth on Schedule 7.14, no customer of Sellers listed on Schedule 7.10 has ceased or materially reduced its use of the services of the Sellers since June 30, 1997, or, to the knowledge of the Sellers, has threatened to cease or materially reduce such use of services after such date.


Section 7.15. Warranties. Purchaser shall have no liability after the Closing Date relating to any services performed or products sold by Seller prior to the Closing Date, whether or not such liability relates to breach of any express or implied warranty.

Section 7.16. Receivables. Schedule 7.16 discloses all trade and other accounts receivable included in the Assets ("Receivables") outstanding as of March 31, 1998, presented on an aged basis and separately identifies the name of each account debtor and the total amount of each related Receivable. All Receivables, including Receivables reflected on the Closing Date Balance Sheet, arose or shall arise from bona fide sale transactions of Sellers, and no portion of any Receivable is or shall be subject to counterclaim, defense or set-off or is otherwise in dispute.

             SECTION 8. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to and for the benefit of Sellers and agrees with Sellers as follows:

Section 8.01. Organization. Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the Commonwealth of Pennsylvania is entitled to acquire the Assets and has all requisite corporate power and authority to carry on its business as now conducted.

Section 8.02. Purchaser's Authority. The execution and delivery of this Agreement by Sellers and the performance of the terms hereof, and the sale contemplated hereby:

         1. have been authorized by the directors of Purchaser.

         2. will not result in breach of any of the terms or conditions of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Purchaser.

         3. will not violate any injunction, writ, decree, ruling, assessment or other similar command or ruling of any court or any federal, state or municipality or other governmental department, commission, board, bureau, agency or instrumentality, to which Purchaser is a party or by which it is bound.

When duly executed and delivered by the officers of the Purchaser, this Agreement and all documents contemplated hereby to be executed by Purchaser, will constitute the valid and binding agreements of Purchaser, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity.

Section 8.03. Litigation. There are no actions, suits or proceedings pending or threatened against the Purchaser, or to the knowledge of the officers and directors of Purchaser, threatened against the Purchaser or its property or business, or to limit or impair any of its powers, rights and privileges or to dissolve Purchaser, except as disclosed in Schedule 8.03. Purchaser is not in default with respect to any judgment, order, writ or injunction, decree, assessment or other similar demand of any court or of any federal, state or municipal or other governmental department, commission, board, bureau, agency or instrumentality affect it.

Section 8.04. Control. Until the Closing, Purchaser, its employees and agents will not, directly or indirectly, control, supervise, direct or attempt to supervise or direct, the operations of the business of Sellers. Such operations shall be the sole responsibility and under the complete direction of the officers, directors, employees and agents of Sellers.

                    SECTION 9. INDEMNIFICATION BY THE PARTIES

Section 9.01. Sellers' Indemnity. The Sellers and Strategic shall, jointly and severally, indemnify, defend, save and hold harmless Purchaser and Purchaser's officers, directors, affiliates and representatives (collectively, "Purchaser Indemnitees") from and against all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses, including reasonable attorneys' fees, interest, penalties and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, asserted against, imposed upon, resulting to or incurred by any Purchaser Indemnitees in connection with, arising out of, or resulting from:

         1. Any and all Retained Liabilities.

         2. Any breach of the representations, warranties, covenants and agreements of Sellers set forth in this Agreement or from the failure of Sellers to perform or comply with any other provision of this Agreement.

Section 9.02. Purchaser's Indemnity. Purchaser hereby indemnifies and holds harmless Sellers and Sellers' officers, directors, affiliates and representatives (collectively, "Seller Indemnitees") from and against all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses, including reasonable attorneys' fees, interest, penalties and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, asserted against, imposed upon, resulting to or incurred by any of Seller Indemnitees in connection with, arising out of, or resulting from:

         1. Any and all Assumed Liabilities.

         2. Any breach of the Purchaser's representations, warranties, covenants and agreements set forth in this Agreement or from the failure of Purchaser to perform or comply with any other provision of this Agreement.

Section 9.03. Indemnification Claims. Any of the parties indemnified hereunder (the "Indemnitee") having or claiming any right to indemnification under the foregoing Sections 9.01 or 9.02 shall immediately notify the other party (or parties, as the case may be) (the "Indemnitor") in writing, specifying the nature of the claim. The Indemnitor shall have the right to defend any such claim at its own expense and with counsel of its choice; provided that such right shall have been timely asserted and such counsel shall have been approved by the Indemnitee, prior to engagement, which approval shall not be unreasonably withheld or delayed; and provided further, that the Indemnitee may participate in such defense, if it so chooses, with its own counsel and at its own expense. Indemnitor agrees that if the claim in respect of which such notice shall have been given is finally determined adversely to Indemnitor (or is settled with the Indemnitee's incurring any expense or cost), then Indemnitor shall pay to Indemnitee an amount sufficient to reimburse the Indemnitee to the full extent of its losses and expenses sustained by reason thereof, but excluding any legal fees and costs if the Indemnitor elected, pursuant to this Section, to defend the claim and Indemnitee approved the counsel.

Section 9.04. Indemnification Limitations. Notwithstanding anything in this
Section 9.04 to the contrary, a party's rights to indemnification from another party shall be limited as follows:

         1. Purchaser shall not be entitled to indemnification unless and until the total amount of damages sustained by it exceeds $50,000 in the aggregate. Once such aggregate amount of damages exceeds $50,000, Purchaser shall be entitled to indemnification for the entire amount of its damages, including such $50,000, and shall be entitled to the right of set-off against any Earn-Out Payment.

         2. Purchaser's right of indemnification, and the liability of the Sellers, is limited to an aggregate sum for all claims equal to that portion of the Purchase Price, as finally adjusted hereunder, which is actually received by Sellers.

Section 9.05. Exclusive Remedy. Except for claims arising out of fraud or intentional misrepresentation, indemnification pursuant to this Section shall be the exclusive remedy of the parties for any claim, damage, cause of action or loss arising or resulting from any breach of representation or warranty made by any party. The Sellers acknowledge and agree that, subject to the limitations set forth in Section 9.04(1), Purchaser shall have the right to set-off any claims for damages pursuant to this Section against any Earn-Out Payment payable under this Agreement.

                       SECTION 10. NATURE AND SURVIVAL OF
                         REPRESENTATIONS AND WARRANTIES

Section 10.01. Truth, Accuracy and Survival. All representations and warranties made by Sellers and Purchaser in this Agreement shall be true and correct at the time of Closing and shall survive for a period of two (2) years from the Closing Date except that the representations and warranties contained in Sections 7.06,
7.09 and 7.13 shall survive without time limit. Upon the expiration of such period, such representation or warranty shall be null, void and of no further effect.

                               SECTION 11. BROKER

Section 11.01. No Brokers. Except as set forth in Schedule 11.01, Sellers and Purchaser represent to each other that no broker or finder has acted for any of them in connection with this Agreement or the transaction contemplated hereby, and no broker or finder is entitled to any brokerage commission, finder's fee or similar charge in respect thereof based on any agreement made by either of them. Sellers shall be solely responsible for any fees payable to New England Business Exchange, Inc. Each of said parties agrees to indemnify and hold harmless the other parties from and against any claim for brokerage commission, finder's fee or similar charge relative to this Agreement or the transaction contemplated thereby, which claim is based in any way on any agreement or understanding made or alleged to have been made by said party, together with any and all expenses of any character (including but not limited to reasonable attorney's fees) incurred either in the investigation or defense of any such claim.

                   SECTION 12. CONDITIONS PRECEDENT TO CLOSING

Section 12.01. Conditions to Purchaser's Obligations. As a condition to the Purchaser's obligation to close the transaction contemplated by this Agreement, all of the following shall have occurred at or prior to Closing:

         1. all representations and warranties of Sellers shall be true and correct.

         2. Sellers shall have fully performed all of their obligations under this Agreement.

         3. Sellers shall have delivered all of the closing items required of them pursuant to Section 13.01 below.

         4. Purchaser shall have had an opportunity to talk to customers of the Business and shall be reasonably satisfied with the relationships between ATS and such customers and that the contemplated transaction will not have a material adverse effect on such relationships.

         5. Seller shall have obtained consent to assignment of the Contracts listed on Schedule 7.10.

         6. Robert Russo, Joseph Uricchio, Dennis Heinz, William Cornette and Ron Lowe shall have executed employment agreements with Purchaser substantially in the form attached hereto as Schedule 12.01(6). Substantially all of the other employees of Sellers who Purchaser wishes to hire shall have accepted Purchaser's offer of employment.

         7. Purchaser shall be satisfied that there shall be no material adverse change in the business, results of operations, property, condition or prospects of the Business, that Sellers shall have operated the Business in the ordinary course between the time of execution of this Agreement and the Closing, and that any contracts entered into between the time of execution of this Agreement and the Closing have been approved by Robert Russo.

Section 12.02. Conditions to Sellers' Obligations. As a condition to the Sellers' obligation to close the transaction contemplated by this Agreement, all of the following shall have occurred at or prior to Closing:

         1. all representations and warranties of Purchaser shall be true and correct.

         2. Purchaser shall have fully performed all of its obligations under this Agreement.

         3. Purchaser shall have delivered all of the closing items required of it pursuant to Section 13.02 below.

                            SECTION 13. CLOSING ITEMS

Section 13.01. Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Purchaser the following:

         1. Certificates of Good Standing as of a recent date from the secretaries of state of each of the states of Sellers' respective incorporation.

         2. Certified copies of actions of the shareholders and directors of Sellers approving this Agreement and all documents to be executed and delivered in accordance therewith and authorizing the officers of the Sellers to execute this Agreement and to execute all of said documents and take all other steps required to carry out the terms of the same.

         3. Bill of Sale from Sellers conveying to Purchaser the Assets.

         4. Titles to all motor vehicles.

         5. Assignment of all of Seller's right, title, and interest in and to all telephone numbers and listings.

         6. Assignment of all of Seller's right, title, and interest in and to the Leases, together with those consents provided for under this Agreement.

         7. Assignment of all of Seller's right, title, and interest in and to the Contracts, together with those consents provided for under this Agreement.

         8. Assignment of all permits and licenses to the extent assignable.

         9. Assignment of all copyrights, patents, trademarks and service marks.

         10. Customer lists and records, together with all related information.

         11. Duly executed articles of amendment, notice of change of name or other appropriate document deleting from Sellers' names any use of the terms "American Technical Services Group", "American Technical Services", "ATS" or "ATSG".

         12. A written opinion of counsel for Sellers:

                  a. that the Sellers are duly organized, validly existing and in good standing in the jurisdictions of their respective incorporation.

                  b. that this Agreement and all documents to which the Sellers are a party have been properly authorized and executed by Sellers.

                  c. that to the best knowledge of such counsel, execution of this Agreement and performance of the transactions contemplated hereby will not result in a breach of the terms or conditions of, or constitute a default under, the Certificate of Incorporation or Bylaws of any of the Sellers.

                  d. when duly executed and delivered by the officers of the Sellers, this Agreement, and all documents contemplated hereby to be executed by Sellers, will constitute the valid and binding agreements of Sellers, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity.

                  e. that to the best knowledge of such counsel, execution of this Agreement and performance of the transactions contemplated hereby will not violate any injunction, writ, decree, ruling, assessment or other similar command or ruling of any court or any federal, state or municipality or other governmental department, commission, board, agency or instrumentality, to which any Seller is a party or by which it is bound.

                  f. that to the best knowledge of such counsel, there are no actions, suits or proceedings pending or threatened against the Sellers or their property or business, or to limit or impair any of their powers, rights and privileges or to dissolve Sellers, except as disclosed in Schedule 7.03.

                  g. that to the best knowledge of such counsel, Sellers are not in default with respect to any judgment, order, writ or injunction, decree, assessment or other similar demand of any court or of any federal, state or municipal or other governmental department, commission, board, bureau, agency or instrumentality affecting them or any one of them or any of the Assets.

                  h. that to the best knowledge of such counsel, except as set forth in Schedule 7.04.

                  i. no notice or warning from any governmental authority with respect to any failure or alleged failure of any Seller to comply with any law, regulation or order has been issued or given and is currently in effect, nor is any such notice or warning proposed or threatened; and ii. the business of the Sellers is not currently being conducted pursuant to an exemption to or exception from any law, governmental regulation, permit or license that will not be available to Purchaser.

         13. Any and all other instruments and documents set forth in this Agreement required to be delivered by Sellers at Closing.

         14. Any and all other instruments and documents which may be necessary to effect the obligations of Sellers under this Agreement.

Section 13.2. Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Sellers the following:

         1. Certificates of Good Standing as of a recent date from the secretary of state of Purchaser's incorporation and from each state in which Purchaser is qualified to do business.

         2. Certified copies of action of the directors of Purchaser approving this Agreement and all documents to be executed and delivered in accordance therewith and authorizing the officers of the Purchaser to execute this Agreement and to execute all of said documents and take all other steps required to carry out the terms of the same.

         3. The Cash that is to be paid to Sellers at Closing.

         4. Assumption of the Leases.

         5. Assumption of the Contracts.

         6. A written opinion of counsel for Purchaser:

                  a. that the Purchaser is duly organized, validly existing and in good standing in the jurisdiction of its incorporation.

                  b. that this Agreement and all related documents to which the Purchaser is a party have been properly authorized and executed by Purchaser.

                  c. that to the best knowledge of such counsel, execution of this Agreement and performance of the transactions contemplated hereby will not result in a breach of the terms or conditions of, or constitute a default under, the Certificate of Incorporation or Bylaws of Purchaser.

                  d. when duly executed and delivered by the officers of the Purchaser, this Agreement, and all documents contemplated hereby to be executed by Purchaser, will constitute the valid and binding agreements of Purchaser, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity.

         7. Any and all other instruments and documents set forth in this Agreement required to be delivered by Purchaser at Closing.

         8. Any and all other instruments and documents which may be necessary to effect the obligations of Purchaser under this Agreement.

                            SECTION 14. MISCELLANEOUS

Section 14.01. Noncompetition. For a period of five (5) years from and after the Closing Date, neither Sellers nor Strategic, alone or in partnership or in conjunction with any other person, firm, corporation or other entity, either directly or indirectly (a "Noncompete Party"), shall undertake or carry on or be engaged or have any financial or other interest in, or in any other manner advise or invest in any business providing process control and instrumentation services, technical staffing services or any other services similar to services provided by the Business on the Closing Date; provided, however, that nothing contained herein shall restrict Strategic from providing any such service if it is provided by Strategic ancillary to an industrial supply service to a current or future In-Plant Store-Registered Trademark- customer. Each of the Sellers and Strategic acknowledge that in the event of its violation of the covenants contained in this Section 14.01, Purchaser's damages will be difficult to ascertain and Purchaser's remedy at law will be inadequate. Accordingly, Sellers and Strategic agree that, in addition to such remedies as Purchaser may have at law, Purchaser shall be entitled to specific performance of such covenants and to an injunction (without the requirement of posting bond) to prevent any continuing violation thereof. Notwithstanding anything to the contrary contained in this Section 14.01, if at any time during the two year period following the Closing Date, any Noncompete Party shall have as an In-Plant Store-Registered Trademark-customer one of the companies listed on Schedule 7.10, and if any such company shall request the Noncompete Party to provide process control, instrumentation or technical staffing services of the type currently provided by the Business, then in such case the Noncompete Party shall give Purchaser the right to make an offer to provide such services to the In-

Plant Store-Registered Trademark- customer on behalf of the Noncompete Party, and the Noncompete Party shall accept such offer from Purchaser so long as
(i) Purchaser's offer is competitive with any other offers received by the Noncompete Party, and (ii) the In-Plant Store-Registered Trademark- customer does not reject Purchaser as supplier of the services.

Section 14.02. Access to Books and Records. Following the Closing, Purchaser will provide to Sellers, their counsel and their accountants access to Purchaser's books and records relating to the Assets, the Excluded Assets and the Liabilities and the right to make copies and extracts therefrom to the extent such access is reasonably required by Sellers. Purchaser shall maintain all such books and records which are not maintained on the computer system for no less than six years following the Closing; provided, however, that Purchaser may dispose of any such books and records prior to the sixth anniversary of the Closing Date after having given Sellers sixty days advance notice of its intent to dispose and a reasonable opportunity to copy any such books and records that are to be disposed of. Notwithstanding the foregoing, Purchaser shall only be required to provide Sellers with access to the computer system for 120 days following the Closing, and Purchaser shall have no obligation to maintain the computer system, including but not limited to any related software, computer files or data, for more than 120 days following the Closing.

Section 14.03. Headings. The headings of the paragraphs of this Agreement are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

Section 14.04. Agreement and Amendments. This Agreement, together with the schedules hereto attached (which are incorporated herein as if wholly set forth), embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, supersedes all prior or contemporaneous agreements, whether written or oral, between the parties and may be amended only by an instrument in writing signed by the parties hereto.

Section 14.05. Parties in Interest. All the terms and provisions of this Agreement shall be binding on and inure to the benefit of and be enforceable by the respective successors, heirs and assigns of the parties.

Section 14.06. Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of Delaware.

Section 14.07. Expenses. Sellers and Purchaser shall each pay their own expenses incident to the preparation of this Agreement and the consummation of the transactions contemplated hereby.

Section 14.08. Notices. All notices and other communications shall be sufficient if given in writing and delivered and mailed by certified or registered mail as follows:

To Sellers:                American Technical Services Group, Inc.
                           c/o Interlaken Capital, Inc.
                           165 Mason Street
                           Greenwich, Connecticut 06830
                           Attn. William L. Mahone
                           phone: (203)629-8750; fax: (203)629-8554

                           with a copy to:

                           D. Allen Grumbine
                           Wyche, Burgess, Freeman & Parham, P.A.
                           44 East Camperdown Way
                           Post Office Box 728
                           Greenville, South Carolina 29602-0728
                           phone: (864)242-8203; fax: (864)242-8324

To Guarantor:              Strategic Distribution, Inc.
                           c/o Interlaken Capital, Inc.
                           165 Mason Street
                           Greenwich, Connecticut 06830
                           Attn. William L. Mahone
                           phone: (203)629-8750; fax: (203)629-8554
with a copy to:

                           D. Allen Grumbine
                           Wyche, Burgess, Freeman & Parham, P.A.
                           44 East Camperdown Way
                           Post Office Box 728
                           Greenville, South Carolina 29602-0728
                           phone: (864)242-8203; fax: (864)242-8324

To Purchaser:              SPEC/ATS, Inc.
                           c/o SPEC Group Holdings, Inc.
                           The Landings
                           55 Alpha West Drive
                           Pittsburgh, PA 15238
                           Attn. Jean-Pierre Sakey, President and CEO
                           phone: (412)517-7700; fax: (412)517-7708
with a copy to:
                           Kirkpatrick & Lockhart LLP
                           1500 Oliver Building
                           Pittsburgh, PA 15222
                           Attn:  Robert B. Sommer
                           phone: (412) 355-6462; fax: (412) 355-6501

or at such other address as any such party shall furnish the other in writing by such method.

Section 14.09. Closing. This transaction will be closed at 9:00 a.m. on the Closing Date at the offices of Sellers' counsel in Greenville, South Carolina, or at such other time and place as the Sellers and Purchaser may mutually agree upon, and the Assets will be purchased as of 11:59 p.m. on the Closing Date. All sales and accounts receivable generated on or after 11:59 p.m. on the Closing Date shall belong to Purchaser, and Purchaser shall be liable for all accounts payable, purchases and operating expenses incurred after 11:59 p.m. on the Closing Date.

Section 14.10. Survival. All covenants given by the parties hereunder shall survive the Closing and shall not be merged into the Closing.

Section 14.11. Severability. Each portion of this Agreement is severable, and if one portion shall prove to be invalid, unenforceable or violative of any statute, regulation, ordinance or other law, the remainder of the Agreement shall remain in full force and effect.

Section 14.12. Attorney's Fees. If any party should bring an action under, or to enforce, this Agreement or any provision thereof, the prevailing party shall be entitled to reimbursement for all costs and reasonable attorneys' fees incurred in the course of such action.

Section 14.13. Allocation of Purchase Price. The Purchase Price shall be allocated, in accordance with this Agreement, for federal income tax and state income tax purposes among the Assets as set forth on Schedule 14.13. Sellers and Purchaser shall cooperate in filing with the Internal Revenue Service their respective Forms 8594, as provided for in Section 1060 of the Internal Revenue Code, on a basis consistent with such allocation, and such allocation shall be reflected on any returns required to be filed with the Internal Revenue Service or any other state or foreign taxing authority as a result of the transactions contemplated hereby.

Section 14.14. Costs and Expenses of the Parties. The Sellers and Purchaser shall each bear their own costs and expenses (including legal fees and expenses) in connection with the sale and purchase of the Assets. Any legal costs and expenses of the Sellers incurred in connection with the negotiation of this Agreement and the other agreements incident hereto shall be deemed to be costs and expenses of Sellers and shall not be paid, directly or indirectly, out of the assets of the Purchaser.

Section 14.15. Further Agreements. Each of the parties hereto shall use its best efforts to execute and deliver to the other all such agreements or instruments, and to take all other action (whether required prior or subsequent to the Closing), necessary or appropriate to consummate the transactions contemplated hereby.

                       [signatures on the following page]

Executed the day and year first above written.

SELLERS:

American Technical Services Group, Inc.


By:   /s/ Andrew M. Bursky
    --------------------------------
 Its: Chairman
    --------------------------------

ATS Phoenix, Inc.


By:   /s/ Andrew M. Bursky
    --------------------------------
 Its: Chairman
    --------------------------------

GUARANTOR:

Strategic Distribution, Inc.


By:   /s/ Andrew M. Bursky
    --------------------------------
 Its: Chairman
    --------------------------------

PURCHASER:

SPEC/ATS, INC.


By:
    --------------------------------
 Its: Chairman
    --------------------------------

GUARANTOR:

 SPEC GROUP HOLDINGS, INC.


By:
    --------------------------------
 Its: President
    --------------------------------

Executed the day and year first above written.

SELLERS:

American Technical Services Group, Inc.


By:
    --------------------------------
 Its: Chairman
    --------------------------------

ATS Phoenix, Inc.


By:
    --------------------------------
 Its: Chairman
    --------------------------------

GUARANTOR:

Strategic Distribution, Inc.


By:
    --------------------------------
 Its: Chairman
    --------------------------------

PURCHASER:

SPEC/ATS, INC.


By:  /s/ Jean-Pierre Sakey
    --------------------------------
 Its: Chairman
    --------------------------------

GUARANTOR:

 SPEC GROUP HOLDINGS, INC.


By:   /s/ Jean-Pierre Sakey
    --------------------------------
 Its: President
    --------------------------------